                           LEISURE COMPLEXES, INC.

                             FINANCIAL STATEMENTS

             FOR THE SIX MONTH INTERIM PERIOD ENDED JUNE 30, 1997

            [FELDMAN, GUTTERMAN, MEINBERG AND COMPANY LETTERHEAD]

                            LEISURE COMPLEXES INC.

                                   CONTENTS

                                              PAGE
                                            ------
Accountants' Compilation Report.............     1
Balance Sheet...............................   2-3
Statement of Income and Accumulated
 Deficit....................................     4
Statement of Cash Flows.....................   5-6
Notes to Financial Statements...............  7-17

            [FELDMAN, GUTTERMAN, MEINBERG AND COMPANY LETTERHEAD]

                            [FGM & CO. LETTERHEAD]

To the Shareholders of
Leisure Complexes, Inc.:

We have compiled the accompanying balance sheet of Leisure Complexes, Inc. as of June 30, 1997 and the related statements of income and accumulated deficit and cash flows for the six month interim period then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and accordingly, do not express an opinion or any other form of assurance on them.

As discussed in Note 7 to the financial statements, subsequent to June 30, 1997, the Company was acquired.

August 5, 1997
Manhasset, New York

                           LEISURE COMPLEXES, INC.

                                BALANCE SHEET

                                JUNE 30, 1997

                                    ASSETS

Current Assets:
 Cash in bank................................................. $   601,005
 Parts, product & beverage inventory..........................     275,472
 Trade accounts receivables...................................     136,643
 Dividend receivable - workman's compensation.................      23,992
 Deferred tax assets..........................................      83,565
 Prepaid real estate taxes....................................     183,209
 Prepaid assets...............................................     170,892
                                                              ------------
  Total Current Assets........................................   1,474,778
                                                              ------------
Property and Equipment, net of accumulated depreciation ......  26,574,254
                                                              ------------
Other Assets:
 Goodwill.....................................................     100,351
 Deferred charges, net of amortization........................     382,459
 Deferred tax asset, net of deferred tax liability of
   $224,311...................................................      85,776
 Security deposits............................................      10,572
                                                              ------------
  Total Other Assets..........................................     579,158
                                                              ------------
  Total Assets................................................ $28,628,190
                                                              ============

                     See Accountants' Compilation Report
                                     and
                        Notes to Financial Statements.

            [FELDMAN, GUTTERMAN, MEINBERG AND COMPANY LETTERHEAD]

                           LEISURE COMPLEXES, INC.

                                BALANCE SHEET

                                JUNE 30, 1997

                LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
 Accounts payable & accrued expenses and taxes payable .......  $ 1,947,507
 Construction related payables - Sports Plus..................      230,310
 Accrued interest payable.....................................      474,735
 Mortgages payable............................................      789,736
 Notes payable................................................      536,038
 Suffolk County National Bank.................................       62,521
 Line of credit - State Bank of Long Island...................      100,000
 Line of credit - Chase Manhattan Bank........................      400,000
 Loan payable - Family Golf Centers, Inc......................      500,000
 Due to affiliates............................................      303,344
 League deposits..............................................      164,511
 Tournaments & exchanges......................................      150,613
 Vending & amusement games, advance deposits..................       34,783
                                                              -------------
  Total Current Liabilities...................................    5,694,098
                                                              -------------
Long-term Liabilities:
 Mortgages payable............................................    9,009,309
 Notes payable................................................    1,552,794
 Suffolk County National Bank.................................      137,768
 Construction loan............................................   10,503,125
 Equipment loan...............................................    3,684,375
 Loan guarantee fee...........................................      154,204
 Notes payable - shareholders - Series I......................       64,487
 Notes payable - shareholders - Series II.....................      450,000
 Other shareholder loans......................................    1,257,000
 Sports Plus associated bank fees & costs payable ............      712,500
                                                              -------------
  Total Long-term Liabilities.................................   27,525,562
                                                              -------------
  Total Liabilities...........................................   33,219,660
                                                              -------------
Redeemable Preferred stock (net of issuance costs of
 $310,539)....................................................    1,439,461
                                                              -------------
Shareholders' Equity (Deficit):
 Capital stock................................................       50,000
 Additional paid in capital...................................   (3,810,689)
 Accumulated deficit..........................................   (2,270,242)
                                                              -------------
  Total Shareholders' Equity (Deficit)........................   (6,030,931)
                                                              -------------
  Total Liabilities & Shareholders' Equity (Deficit) .........  $28,628,190
                                                              =============

                     See Accountants' Compilation Report
                                     and
                        Notes to Financial Statements

            [FELDMAN, GUTTERMAN, MEINBERG AND COMPANY LETTERHEAD]

                           LEISURE COMPLEXES, INC.

                 STATEMENT OF INCOME AND ACCUMULATED DEFICIT

             FOR THE SIX MONTH INTERIM PERIOD ENDED JUNE 30, 1997

Sales .......................................  $10,558,710
Operating Expenses...........................    8,209,432
Selling, General and Administrative
 Expenses....................................    1,050,802
                                             -------------
Income from Operations.......................    1,298,476
Interest Expense.............................   (1,405,513)
Other Income.................................      203,686
                                             -------------
Income before (Provision) for Income Taxes  .       96,649
(Provision) for Income Taxes--Deferred ......      (33,829)
                                             -------------
Net Income...................................       62,820
Accumulated Deficit--Beginning of Period ....   (2,333,062)
                                             -------------
Accumulated Deficit--End of Period...........  $(2,270,242)
                                             =============

                     See Accountants' Compilation Report
                                     and
                        Notes to Financial Statements.

            [FELDMAN, GUTTERMAN, MEINBERG AND COMPANY LETTERHEAD]

                           LEISURE COMPLEXES, INC.

                           STATEMENT OF CASH FLOWS

             FOR THE SIX MONTH INTERIM PERIOD ENDED JUNE 30, 1997

Cash Flows From Operating Activities:
 Net Income........................................................... $    62,280
 Adjustments to reconcile net income to net cash provided by operating  activities:
   Depreciation and amortization charges .............................     987,716
   (Provision) for income taxes.......................................      33,829
   (Increase) decrease in assets:
     Cash escrow released for operations..............................   1,300,000
     Trade accounts receivable........................................     (19,733)
     Dividend receivable--workmens compensation ......................      (4,436)
     Loan receivables--employee.......................................      46,982
     Product and beverage inventory...................................      (6,301)
     Prepaid real estate taxes and tax escrow.........................    (183,209)
     Prepaid assets ..................................................      18,756
     Deferred charges.................................................    (123,463)
   Increase (decrease) in liabilities:
     Accounts and accrued expenses and taxes payable..................     191,219
     Accrued interest payable.........................................      16,463
     Due to affiliates................................................     211,064
     League deposits..................................................     (41,171)
     Tournaments and exchanges........................................      (2,783)
     Pro Am tournament advance deposits...............................    (159,593)
     Vending and amusement games, advance deposits....................     (32,654)
                                                                      ------------
     Cash Provided By Operating Activities............................   2,295,506
                                                                      ------------
Cash Flows From Investing Activities:
 Capital improvements and purchases of fixtures & equipment  .........  (1,834,758)
                                                                      ------------

                           (Continued on next page)
                     See Accountants' Compilation Report
                                     and
                        Notes to Financial Statements.

            [FELDMAN, GUTTERMAN, MEINBERG AND COMPANY LETTERHEAD]

                           LEISURE COMPLEXES, INC.

                           STATEMENT OF CASH FLOWS

             FOR THE SIX MONTH INTERIM PERIOD ENDED JUNE 30, 1997

                                 (CONTINUED)

 Proceeds from State Bank of Long Island - line of credit .............  $  400,000
 Aggregate principal repayments on mortgages/notes payable ............    (377,400)
 Advance from Family Golf Center, Inc..................................     500,000
 Costs associated with issuance of preferred stock.....................    (255,611)
                                                                       ------------
    Cash Provided From Financing Activities............................     266,989
                                                                       ------------
    (Increase) in Cash.................................................     727,737
    Cash - Beginning of Year...........................................    (126,732)
                                                                       ------------
    Cash - End of Year.................................................  $  601,005
                                                                       ============
Supplemental Disclosure of Cash Flow Information
 Cash Paid for Interest................................................  $1,405,513
                                                                       ============
Supplemental Disclosure of Non Cash Investing and Financing
 Activities:

  * In January 1997, a shareholder elected to convert their $50,000 Series II
    Note to the Company's new issuance of Convertible Redeemable Preferred
    Stock. This conversion is reflected at December 31, 1996.

    Upon the closing on August 8, 1996 of the sports and entertainment loan with Chase Manhattan, Chase Manhattan is deemed to have earned and therefore the Company has accrued $87,500 in commitment and success fees.


                     See Accountants' Compilation Report
                                     and
                        Notes to Financial Statements.

            [FELDMAN, GUTTERMAN, MEINBERG AND COMPANY LETTERHEAD]

                           LEISURE COMPLEXES, INC.

                        NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   The accompanying interim financial statements represent a six month period of operations. The intended purpose of these financial statements is to assist the management and owners of Leisure Complexes, Inc. in evaluating the six month period ended June 30th.

   In the opinion of the management of the Company, the financial statements include all adjustments consisting of only normal recurring adjustments necessary to fairly present the results for the interim period to which these financial statements relate.

   All interdivision accounts and transactions have been eliminated.

   Organization:

   Leisure Complexes, Inc. ("The Company") formerly known as Melville Bowling Center, Inc. (prior to the February 1, 1991 merger) was incorporated
   May 1976 under the laws of the State of New York and elected Small Business Corporation ("S" Corporation) status for both Federal and New York State income tax purposes (see Note 4).

   On July 1, 1996 the Company commenced partial business operations at Sports Plus(Trade Mark). Sports Plus(Trade Mark) is a Company created concept that operates a year round indoor family oriented active leisure and recreation center designed to provide a wide variety of entertainment for all ages. The facilities include bowling, ice skating, lasertag, virtual reality interactive sports, motion theater, restaurant, "Edutainment" center for tiny tots, lounge, snack bar, sports bar, and event center that will be used for large meetings, corporate gatherings, concerts, trade shows and conventions. The Company also manages an 18 hole executive golf course, driving range, and club house that is adjacent to the Sports Plus facility.

   Capital Structure:

       Redeemable Preferred Stock:

       On October 25, 1996 and again in April 1997, the Company released and issued a Private Placement Memorandum Offering to raise $6,000,000 of additional capital by issuing $100 Convertible Redeemable Preferred Stock. As of June 30, 1997, the Company raised $1,750,000 in gross proceeds from this offering, exclusive of selling commissions and offering costs.

       The holder of the Company's preferred stock will be entitled to receive dividends at the rate of $20 per share accruing annually and warrants that will be valued based upon a future initial public offering of $30,000 for each $100,000 unit of preferred stock. The warrants will be exercisable and convertible at 120% of the IPO price. The Company presently intends to pay an annual dividend on its Cumulative, Non-Voting, Non-Participating, Convertible Redeemable Preferred Stock at the rate of $8 per share. It is the present intent of the Company that the remaining $12 dividend per share will accrue on the books of the Company and be paid in full, without interest, not earlier than any conversion or redemption of such preferred stock. When the Company calls the preferred stock prior to the IPO, the shareholder is entitled to an additional $15 per share for each share redeemed in addition to the call price (see Note 7).

            [FELDMAN, GUTTERMAN, MEINBERG AND COMPANY LETTERHEAD]

                           LEISURE COMPLEXES, INC.

                        NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (continued)

   Capital Structure: (continued)

   At June 30, 1997 dividends in arrears on the $20 cumulative redeemable preferred stock amounted to $164,294. This was paid upon liquidation of the cumulative redeemable preferred stock on July 24, 1997 when the Company was acquired (see Note 7).

   Common Stock:

   In March 1997, the Board of Directors authorized a reclassification of the shares of no par value common stock of the Company at a value of $500,530, to common stock having a par value of $.01 per share, thus shares of common stock increased changing the number of shares authorized to 10,000,000, and issued and outstanding from 400 shares to 5,000,000 shares. This transaction was accounted for by issuing 5,000,000 shares of $.01 par value of common stock by increasing additional paid in capital in the amount of $450,530. This transaction is reflected in these financial statements.

   Since the Company plans to issue Convertible Redeemable Preferred Stock in connection with their private placement memorandum offering, they have reserved 1,409,524 shares as a result of the reclassification for issuance upon the sale and conversion of the maximum amount of the Convertible Redeemable Preferred Stock to be sold by this offering. The determination of how many shares need to be reserved is based upon managements and their placement and investment advisors, Josephthal Lyon & Ross, Inc. best estimate of what the Company's initial public offering (IPO) will price out at.

   Concentration of Credit Risk:

   At June 30, 1997, the Company had cash or cash equivalents (short-term, highly liquid investments readily convertible into cash with a maturity of three months or less) in excess of federally insured limits of $100,000.

   Income Taxes:

   Effective October 1, 1996, the Company elected to revoke their small business "S" corporation status and will thereafter be treated and taxed as a "C" corporation. Accordingly, a benefit for federal and state income taxes has been provided for in accordance with FASB 109 by the Company for the six month period ended June 30, 1997.

   Inventory:

   The Company maintains inventory on machine parts and replacements and redemption prizes. Additionally, the Company maintains inventory for their food, beverage, liquor and beer purchases.

            [FELDMAN, GUTTERMAN, MEINBERG AND COMPANY LETTERHEAD]

                           LEISURE COMPLEXES, INC.

                        NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (continued)

   Use of Estimates:

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Employee Benefit Plan:

   The Company has a defined contributions plan (401-K) covering all employees who meet the eligibility requirements. To be eligible, an employee must be a full time employee who has one year of service and must be age twenty-one or older. The Company contributes fifty percent (50%) of the first six percent (6%) of base compensation that a participant contributes to the plan through their elected deferrals. Additional amounts may be contributed at the discretion of Company's Board of Directors.

2. REAL PROPERTY, FIXED ASSETS AND EQUIPMENT AT JUNE 30, 1997:

   Property and equipment is stated at cost. The costs of additions and betterments are capitalized and expenditures for repairs and maintenance are expensed in the period incurred. Assets placed into service during and after 1981 use either the straight line or accelerated methods for depreciation.

                                          TOTAL
                                     --------------
Building.............................  $ 20,423,393
Building improvements................     2,740,778
Equipment............................    15,236,839
Furniture & fixtures.................       886,268
Leasehold improvements...............        64,512
Site development.....................        36,160
Other assets.........................       192,817
                                     --------------
                                         39,580,767
  Land...............................       884,305
                                     --------------
  Total Before Depreciation..........    40,465,072
  Less: Accumulated Depreciation ....   (13,890,818)
                                     --------------
  Total Assets -Net of Depreciation .  $ 26,574,254
                                     ==============

            [FELDMAN, GUTTERMAN, MEINBERG AND COMPANY LETTERHEAD]

                           LEISURE COMPLEXES, INC.

                        NOTES TO FINANCIAL STATEMENTS

3. MORTGAGES AND NOTES PAYABLE:

   Long term debt at June 30, 1997 consists of the following:

                                                    PRINCIPAL BALANCE            INTEREST      MATURITY
LENDER                        PROPERTY    CURRENT MATURITY NON CURRENT MATURITY    RATE          DATE
-------------------------- ------------- ---------------- -------------------- ---------- ----------------
Consolidated Mortgage
 -Chase Manhattan-I        Melville   }      $  252,704        $ 3,168,139        11.42%    August 17, 2000
                           Bayshore   }
Consolidated Mortgage
 -Chase Manhattan-II       Sayville   }
                           Shirley    }
                           Centereach }         220,360          3,196,756        10.57%    August 14, 2001
Consolidated Mortgage
 Chase Manhattan           Syosset              156,672          1,671,088        P+1.5%    January 1, 2009
Note Payable-
 -Junior Mortgages            --                160,000            973,326        P+1.5%       June 1, 2004
                                         ---------------- --------------------
                                                789,736          9,009,309
                                         ---------------- --------------------
Chase Manhattan
 -term loan                Syosset              247,200            576,840        P+1.0%    August 31, 2000
Note Payable - Property
 Acquisition - Shareholder  Bayshore             68,838            297,621         9.25%   February 1, 2001
State Bank -term loan      Sports Plus          220,000            678,333        P+1.5%       August, 2001
                                         ---------------- --------------------
                                                536,038          1,552,794
                                         ---------------- --------------------
 Total                                       $1,325,774        $10,562,103
                                         ================ ====================

                           (CONTINUED ON NEXT PAGE)

            [FELDMAN, GUTTERMAN, MEINBERG AND COMPANY LETTERHEAD]

                           LEISURE COMPLEXES, INC.

                        NOTES TO FINANCIAL STATEMENTS

                       (CONTINUED FROM PRECEDING PAGE)

3. MORTGAGE AND NOTES PAYABLE: (continued)

   The future principal maturities as of the above date are as follows:

                                  CONSOLIDATED MORTGAGE                                       CHASE MANHATTAN
YEAR END                     CHASE MANHATTAN CHASE MANHATTAN  NOTE PAYABLE                  SYOSSET ACQUISITION     SPORTS PLUS
DECEMBER 31        TOTAL            I              II          MORTGAGES     ACQUISITION    MORTGAGE    TERM LOAN    TERM LOAN
------------- ------------- --------------- --------------- -------------- ------------- ------------ ----------- -------------
 1997           $ 1,325,774    $  252,704      $  220,360      $  160,000     $ 68,838     $  156,672   $247,200     $220,000
 1998             1,387,288       283,122         244,814         160,000       75,480        156,672    247,200      220,000
 1999             1,455,824       317,202         271,982         160,000       82,768        156,672    247,200      220,000
 2000             3,579,850     2,567,815         302,165         160,000       90,758        156,672     82,440      220,000
 2001             2,761,415            --       2,177,795         160,000       48,615        156,672         --       18,333
THEREAFTER        1,377,726            --              --         333,326            -      1,044,400         --           --
              ------------- --------------- --------------- -------------- ------------- ------------ ----------- -------------
                $11,887,877    $3,420,843      $3,417,116      $1,133,326     $366,459     $1,827,760   $824,040     $898,333
              ============= =============== =============== ============== ============= ============ =========== =============

            [FELDMAN, GUTTERMAN, MEINBERG AND COMPANY LETTERHEAD]

                           LEISURE COMPLEXES, INC.

                        NOTES TO FINANCIAL STATEMENTS

3. MORTGAGES AND NOTES PAYABLE: (continued)

   Consolidated Mortgage -- Chase Manhattan-I:

   On August 17, 1990, Location Service Corp. (DBA Bayshore Bowl) and Melville Bowling Center, Inc. (Melville), entered into a loan agreement with Chase Manhattan (Chase) (formerly Chemical Bank) to increase Melville's existing mortgage of $841,625. At this closing, Chase Manhattan loaned to Bayshore Bowl, and to Melville, an additional sum of $3,758,375. The additional sum was consolidated with Melville's existing mortgage to Chemical to create a single mortgage lien of $4,600,000.

   Bayshore's portion of the mortgage with Chase was $3,200,000, the balance of $1,400,000 was attributable to Melville.

   The mortgage loan bears interest at a fixed rate of 11.42%. Commencing September 17, 1990 payments of principal and interest are due and monthly thereafter in the amount of $53,503 to be applied first against interest and the balance against principal. The entire principal balance is due and payable August 17, 2000.

   Consolidated Mortgage -- Chase Manhattan-II:

   On August 14, 1991, the Company refinanced with Chase Manhattan existing mortgages held on the following properties:

 PROPERTY                      MORTGAGE HELD BY
--------------------------- ---------------------
Shirley Lanes                   Marine Midland
Sayville Bowling Center         Southhold Savings
Recreational Concepts           Marine Midland
Recon Associates                Marine Midland

   The new consolidated mortgage with Chase Manhattan as originally issued aggregated $4,359,000 and is in addition to the previous $4,600,000 mortgage that was executed August 17, 1990 by Location Service Corp. and Melville Bowling Center, Inc.

   The mortgage bears interest at a fixed rate of 10.57% per annum commencing September 14, 1991 with payments of principal and interest due monthly in the amount of $48,373. The mortgage is based upon a fifteen year amortization payout with a ten year balloon that calls for the entire principal balance to be due and payable on August 14, 2001.

   Stock Buyout Acquisition:

   On August 16, 1990, the then principal shareholders of the former Company, Arthur J. Calace, Jr. and Jay Orloff, reached an agreement whereby Calace acquired Orloff's ownership interest in the Company and its former affiliates.

   The consideration paid for this acquisition was $2,800,000. Upon the execution of the agreement, $500,000 was paid to Orloff and an installment note in the amount of $2,300,000 was issued by Calace to Orloff. This note was subsequently refinanced on May 19, 1994 and incorporated by Chase Manhattan as junior debt (see Note 3--Junior Mortgage).

            [FELDMAN, GUTTERMAN, MEINBERG AND COMPANY LETTERHEAD]

                           LEISURE COMPLEXES, INC.

                        NOTES TO FINANCIAL STATEMENTS

3. MORTGAGES AND NOTES PAYABLE (continued)

   Stock Buyout Acquisition: (continued)

   Subsequent to the plan of reorganization (see note 1), Mr. Calace assigned both his interest acquired from Jay Orloff and the resulting obligation of $2,300,000 to the new corporation.

   Syosset Bowl Acquisition and Financing:

   On April 14, 1993, the Company purchased for $2,000,000 the real property that was previously known as Syosset Bowl. The real property purchased was a vacant building that occupied one parcel of land.

   In connection with this acquisition, the Company obtained the necessary financing from its shareholders', Chase Manhattan and current operations. The funds obtained for this acquisition and improvement were received from the following sources:

-Shareholders' Series II--Notes Payable ..              $  500,000
-Chase Manhattan Acquisition Mortgage ....  $1,612,500
-Chase Manhattan Construction Loan .......     737,500   2,350,000
                                          ------------
-Chase Manhattan Equipment Term Loan .....               1,450,000
                                                       -----------
  Total Financing Obtained................              $4,300,000
                                                       ===========

   The Shareholders Series II notes payable of $450,000 bear interest at ten percent (10%) per annum payable quarterly. The notes mature and are payable in full on January 1, 1998. The series of notes consists of five
   (5) separate notes payable to five different shareholders ranging from $25,000 to $300,000 per note. On January 1, 1997, a note in the amount of $50,000 was converted to Convertible Redeemable Preferred Stock.

   On January 20, 1994, Chase Manhattan consolidated its original acquisition mortgage of $1,612,500 and construction loan of $737,500 with the Company into a single first mortgage of $2,350,000. This new consolidated first mortgage bears interest at the rate of one and one half percent (1 1/2%) over the Chase Manhattan prime rate. The principal is payable in 180 equal monthly installments of $13,056 commencing on February 1, 1994.

   The Chase Manhattan Term loan of $1,450,000 was used to finance the purchase of equipment. The loan bears interest at one and one half percent (1 1/2%) per annum above prime and is amortized over seven (7) years according to the following amortization schedule:

-Twenty four (24) equal payments commencing on
  September 30, 1993 of $8,915 and                      $  213,960
-Fifty nine (59) equal payments commencing on
  September 30, 1995 of $20,600 and 1,215,400
-One final principal payment due on August 31, 2000 of      20,640
                                                       -----------
                                                        $1,450,000
                                                       ===========

            [FELDMAN, GUTTERMAN, MEINBERG AND COMPANY LETTERHEAD]

                           LEISURE COMPLEXES, INC.

                        NOTES TO FINANCIAL STATEMENTS

3. MORTGAGES AND NOTES PAYABLE: (continued)

   Junior Mortgage:

   On May 19, 1994, the Company entered into a new loan agreement with Chase Manhattan to refinance the "Orloff" acquisition note for $1,600,000. The loan bears interest at the floating rate of 1.5% over the Bank's prime rate. The payments of principal are fixed in the amount of $13,334 and begin on July 1, 1994. The entire balance of the mortgage is due with accrued interest on June 1, 2004.

   Line of Credit:

   The Company had established a line of credit at Chase Manhattan for funds up to $400,000.

   Loan Covenants:

   As a condition for providing the Company with the long-term financing detailed above, Chase Manhattan has included in their mortgage and note agreements certain loan covenants. These loan covenants specify certain financial statement amounts and ratios that are to be maintained by the Company. At June 30, 1997, the Company is not in compliance with the loan covenants. However, the Company did receive a waiver from Chase Manhattan regarding the loan covenants.

   As an additional condition for providing the Company with the long term financing, Chase Manhattan requested that Mr. Calace in addition to the Corporation provide Chase Manhattan with his personal guarantee on all existing loans and mortgages. In consideration for this guarantee the Company has agreed to accrue a loan guarantee fee at a rate of one quarter of one percent (1/4%) per annum on the average outstanding principal balance each year, payable to Mr. Calace. Since this fee is not being paid currently, the Company has recorded and recognized the obligation.

   Sports Plus Construction and Equipment Loan:

   In August 1996, the Company executed with Chase Manhattan an extension and modification agreement on their existing loan for an additional $1,250,000 bringing the total construction financing commitment by Chase to $14,250,000.

   On August 25, 1995 the Company entered into a loan agreement with Chase Manhattan to finance the construction and purchase of equipment for the development of their Sports Plus project (see Note 6). The loan is secured by a commercial mortgage for an amount not to exceed $14,250,000.

   Both the construction and equipment loans bear interest at the rate of 2% over the prime lending rate and is payable monthly.

   Construction is to be completed within eighteen months of the closing of this loan. At the time of completion Chase Manhattan will convert this construction loan and the equipment loan to permanent financing in accordance with the mortgage commitment.

            [FELDMAN, GUTTERMAN, MEINBERG AND COMPANY LETTERHEAD]

                           LEISURE COMPLEXES, INC.

                        NOTES TO FINANCIAL STATEMENTS

3. MORTGAGES AND NOTES PAYABLE: (continued)

   Sports Plus Construction and Equipment Loan: (continued)

   The permanent loan will bear interest at a rate equal to 2% plus the prime rate payable monthly. The loan will be amortized as follows:

   o  During the first two (2) year term of the permanent loan, twenty-four
      (24) consecutive monthly principal payments based upon a nineteen (19) year amortization rate commencing on the first day of the month after the conversion from a construction (interest only) loan to a permanent loan.

   o  During the last eight (8) year term of the permanent loan, ninety-five
      (95) consecutive monthly principal payments based upon a fourteen and a third (14 1/3) year amortization rate.

   o One final principal payment equal to the unpaid principal plus the accrued but unpaid interest.

   The loan is subject to various fees of which some were paid on exercising the commitment, some at the time of closing, and the balance to be paid over four years. In addition to the corporate guarantee, collateral, and security interests assigned, the loan is also personally guaranteed by Mr. Calace, the Company's chairman and largest single shareholder.

   Additionally, Chase Manhattan required and received from the shareholders' of the Company their stock pledge as collateral for fifty-one percent (51%) of the Company's stock.

   This loan like previous existing loans with Chase Manhattan is also subject to certain loan covenants, financial ratios and minimum balances to be maintained.

   Sports and Entertainment Facility - Term Loan - State Bank of Long Island:

   In April, 1996, the Company increased their line of credit by $100,000 from $1,000,000 to $1,100,000 and converted the line of credit to a sixty
   (60) month term loan. The payments of principal are fixed in the amount of $18,333 and began in August 1996. The loan is a five (5) year term loan payable at an interest rate of 1.5% over the banks prime rate.

   State Bank of Long Island - Line of Credit:

   On July 29, 1996, the Company established a line of credit and borrowed the maximum funds of $100,000. These funds are to be used for the day to day operation of the facility. The line bears interest at the rate of 1% over the Bank's prime rate. The line of credit is due and payable on August 29, 1997.

   Kitchen Equipment:

   In May 1997, the catering facility of a related party, Three Grove Partners, transferred its kitchen equipment and related loan with Suffolk County National Bank in the amount of $207,722. This loan bears interest at the rate of prime plus 2% and is due May 31, 2000.

            [FELDMAN, GUTTERMAN, MEINBERG AND COMPANY LETTERHEAD]

                           LEISURE COMPLEXES, INC.

                        NOTES TO FINANCIAL STATEMENTS

4. INCOME TAXES:

   As of June 30, 1997, the Company adopted FASB 109 since it now reports and files as a "C" corporation. As a result of adopting FASB 109, the Company has recognized deferred tax assets that are deductible temporary differences which aggregate to $393,652, primarily related to the basis of fixed assets and deferred tax liabilities for taxable temporary differences which aggregate to $224,311, primarily related to depreciation. At December 31, 1996, the Company had a net operating loss
   (NOL) in the amount of $141,662, which will be used to offset future taxable income. This NOL will expire in the year 2011.

5. COMMITMENTS:

   Rocky Point:

   On July 1, 1989 Rocky Point extended its existing lease agreement with In Towne Shopping Center Co. to run through June 30, 2009. The Company had originally entered into a lease agreement with In Towne Shopping Center Co., Inc., on March 30, 1973 for the rental of 30,880 square feet to be used for their bowling operations. The original lease agreement was for a twenty year period with escalating base rents and cost of living index adjustments commencing June 1, 1976.

   During the period ended June 30, 1997, rental expense under the long-term lease obligation was $67,093.

   Future obligations over the primary terms of the Company's long-term leases as of December 31, 1996 are:

                     *AMOUNT PER ANNUM      TOTAL
                     ------------------   -----------
   7/1/94-6/30/99        $100,000        $  250,000
   7/1/99-6/30/04         110,000           550,000
   7/1/04-6/30/09         120,000           600,000
                     -----------------   -----------
                         $330,000        $1,400,000
                     =================   ===========

         * Note -- These amounts are exclusive of any future cost of living index adjustments.

   Stony Brook:

   Stony Brook Bowl entered into a lease agreement with S&E Realty on June 1, 1976 for the rental of 34,500 square feet to be used for their bowling operations. The original lease agreement was for a twenty year period with escalating base rents commencing June 1, 1976.

   In August, 1996, the Company did not renew their lease with S&E Realty when it expired. The Company instead moved the business into the new Sports Plus facility location (Lake Grove Bowl).

            [FELDMAN, GUTTERMAN, MEINBERG AND COMPANY LETTERHEAD]

                           LEISURE COMPLEXES, INC.

                        NOTES TO FINANCIAL STATEMENTS

5. COMMITMENTS: (continued)

   Sports Plus:

   The Company entered into a lease agreement with a related party (Three Grove Partners) to lease the land on which the Sports Plus facility is located. The lease is for a term of 48 years with annual base rents of $256,000, payable in equal monthly installments of $21,334. In addition to the base rent, the Company shall pay an additional 5% on the amount of revenues earned in excess of the Companies gross operating income base level of $8,000,000 in any calendar year. As a condition to this lease, Three Grove Partners agreed to subordinate their land value to Chase Manhattan Bank for up to $14,250,000.

   During the period ended June 30, 1997, the rental expense under the above long-term lease obligation was $238,255.

   Private Placement Agreement:

   The Company signed an agreement with Josephthal Lyon & Ross Incorporated (Josephthal) to act as their exclusive placement agent to sell $4,000,000 of its preferred stock subscriptions. Josephthal will be paid at each closing of sales a cash commission of eight percent (8%) of the subscription price of each share sold by or through Josephthal. This agreement was subsequently canceled on June 10, 1997.

   Guarantee:

   Barclays Bank, in exchange for releasing Leisure's corporate guarantee on their mortgage with Three Grove Partners (a related party), agreed to release their first lien and priority position to Chase Manhattan Bank on the 16 acre parcel of land that Three Grove Partners owns and leases to Sports Plus and Leisure Complexes, Inc. under a long term ground lease.

6. TRANSACTIONS WITH RELATED PARTIES:

   In the normal course of business, receivables, payables, revenues, and expenses have been, and will continue to be generated from transactions with related parties. The Company had entered into various agreements with a number of entities controlled by, and or affiliated with, its shareholders and officers.

   One such agreement calls for a management fee to be charged by the Company to their affiliates, The Ponds. This management fee is being accrued at a rate of three percent (3%) per annum of their total gross revenues.

7. SUBSEQUENT EVENT:

   Sale of Business:

   On July 24, 1997, the Company and its shareholders agreed to sell its business pursuant to an acquisition agreement with Family Golf Centers, Inc. ("FGCI") that will be treated as a tax free merger to the existing Company shareholders.

   In exchange for the Company's net assets and continuing business operations, FGCI assumed all existing debt and liabilities of the Company and issued stock of 509,090 of FGCI to the existing shareholders of the Company.

            [FELDMAN, GUTTERMAN, MEINBERG AND COMPANY LETTERHEAD]